   As filed with the Securities and Exchange Commission on December 18, 1995.
	Registration No. 33-59681


	SECURITIES AND EXCHANGE COMMISSION
	Washington, DC 20549
	______________________________________
	POST-EFFECTIVE AMENDMENT NO. 1
	TO REGISTRATION STATEMENT
	ON FORM S-3
	Under the
	Securities Act of 1933

          ENOVA CORPORATION
	(Exact Name of Registrant as Specified in its Charter)

	California	                  33-0643023
(State or Other Jurisdiction of           (I.R.S. Employer
Incorporation or Organization)           Identification Number)

	101 Ash Street, San Diego, California 92101
	(619) 696-2000
	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
	_____________________________________
	DAVID R. CLARK
	Enova Corporation
	101 Ash Street
	San Diego, California 92101
	(619)696-2000
	(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent or Service)


	 Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
	 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
 	If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

	 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
	 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________
	 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     ____________________________________________

	 This registration statement shall hereafter become effective in accordance with the provisions of Section
8(a) of the Securities Act of 1933.

   ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION
STATEMENT


	Enova Corporation (Enova) is the successor issuer to the Common Stock, without par value, of San Diego
Gas & Electric Company (SDG&E).  On January 1, 1996,
Enova became the parent company of SDG&E and the issued and outstanding shares of SDG&E Common Stock were exchanged, on a share-for-share basis, for the Common
Stock, without par value, of Enova.  This Post-
Effective Amendment No. 1 to SDG&E's Registration
Statement on Form S-3 (No. 33-59681) is filed pursuant to Rule 414(d) under the Securities Act of 1933 (1933
Act).  Enova expressly adopts such Registration
Statement as its own for all purposes of the Act and the Securities Exchange Act of 1934.

	   Enova Corporation
	Common Stock Investment Plan

	The Common Stock Investment Plan (Plan) of Enova
Corporation (Enova) provides holders of the Common
Stock, without par value (Common Stock), of Enova, as
well as customers of San Diego Gas & Electric Company
(SDG&E) who are not also shareholders of Enova, with a
convenient and economical method of investing in shares
of Enova's Common Stock without payment of brokerage
commissions or service charges.  Shares may be
purchased through the Plan by:

	-	 Shareholders of Enova who may have cash
dividends on all or some of their shares of Common
Stock;

	-	   Customers of SDG&E     who are not also
shareholders of Enova, who may join the Plan by making an initial investment of at least $25, up to a maximum of $25,000, which will be used to purchase Common
Stock, and thereafter have all dividends on shares purchased under the Plan automatically reinvested in additional shares of Common Stock; and

	-	All participants, who may invest at their
option additional cash amounts of not less than $25 per payment, up to $25,000 per calendar quarter, for the purchase of additional shares of Common Stock for their Plan accounts.

	The price of shares purchased under the Plan will be either: (1) for shares originally issued by Enova under the Plan, the average of the highest and lowest prices for the Common Stock on the composite tape as published in the Western Edition of The Wall Street
Journal for the pricing date, which normally will be the dividend payment date; or (2) for shares purchased under the Plan on the open market, the weighted average acquisition price of the shares purchased under the Plan for the pricing date in question. See Question 16 under "Description of the Plan."

	The Plan does not represent a change in Enova's dividend policy which will continue to depend upon future earnings, financial requirements and other factors. Shareholders who do not elect to participate in the Plan will continue to receive cash dividends, as declared, by check or through direct deposit as usual.

	This Prospectus relates to shares of Common Stock of Enova registered for offer and sale under the Plan.
The terms and conditions governing the Plan are described in this Prospectus, and it is suggested that this Prospectus be retained for future reference.

	    Outstanding shares of Enova Common Stock are, and the shares of Common Stock offered hereby will be, listed on the New York and Pacific Stock Exchanges.
The reported last sale price of the Common Stock on the New York Stock Exchange on December 13, 1995, was $22 7/8.

	THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

	   The date of this Prospectus is January 2, 1996.

	TABLE OF CONTENTS


                                                  Page

Introductory Statement                              3

Definitions                                        3

Enova                                               4

Description of the Plan                             4
	Purpose and Benefits                               4
	Participation                                      5
	Costs                                              9
	Administration                                     9
	Purchases                                          9
	Statements/Reports                                10
	Dividends                                         11
	Certificates                                      11
	Termination of Participant's Account              12
	Rejoining the Plan                                12
	Tax Consequences of Plan Participation            12
	Other Information                                 13

    Use of Proceeds                                15

Common Stock Dividends and Price Range             16

Description of Capital Stock                       17

Experts                                            17

Incorporation of Certain Documents by Reference    18

	INTRODUCTORY STATEMENT

	Enova is subject to the informational requirements
of the Securities Exchange Act of 1934 (Exchange Act)
and, in accordance therewith, files reports, proxy
statements and other information with the Securities
and Exchange Commission (Commission).  Such reports,
proxy statements and other information can be inspected
and copied at the public reference facilities
maintained by the Commission at Room 1024, 450 fifth
Street, N.W., Washington, D.C. 20549, and at the
Commission's regional offices in Chicago (Northwestern
Atrium Center, 500 West Madison Street, Suite 1400,
Chicago, Illinois 60661-2511) and in New York (Seven
World Trade Center, 13th Floor, New York, New York
10048), and copies of such material can be obtained
from the public reference section of the Commission at
prescribed rates by writing to the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549. Enova
Common Stock is listed on the New York and Pacific
Stock Exchanges.  Reports, proxy material and other
information concerning  Enova may also be inspected at
the offices of the New York          and Pacific Stock
Exchanges.

	DEFINITIONS

For your information the following capitalized terms when used herein shall have the following meanings:

AUTHORIZATION CARD shall mean such authorization form as Enova or First Interstate Bank may from time to time, or upon request, furnish to Shareholders and which shall be returned to First Interstate Bank by Shareholders to indicate their election to participate in the Plan.

AUTOMATIC INVESTMENT AUTHORIZATION CARD shall mean such authorization form as Enova or First Interstate Bank may from time to time, or upon request, furnish to Participants and which shall be returned to First
Interstate Bank by Participants to indicate their election to initiate, change or terminate the making of automatic monthly investments in the Plan through automatic withdrawals from a U.S. bank account.

   BANK shall mean First Interstate Bank of California, or its successors, which will administer the Plan and act as agent for Participants thereunder.


CUSTOMER shall mean any person, partnership, firm, corporation, organization, agency or other entity that is receiving electric or gas service from SDG&E.

     DIVIDEND PAYMENT DATE shall mean each quarterly date on which dividends are paid on Enova's Common
Stock. These dates are expected to be January 15, April 15, July 15, and October 15 of each year.

   DIVIDEND RECORD DATE shall mean each quarterly date on which shareholders of record will be identified for receiving dividends on the following Dividend Payment
Date. These dates are expected to be December 10, March 10, June 10, and September 10 of each year.

   ENOVA shall mean Enova Corporation, the parent corporation of SDG&E.

ENROLLMENT CARD shall mean such enrollment form as Enova or First Interstate Bank may from time to time, or upon request, furnish to Customers who are not Shareholders and which shall be returned to First
Interstate Bank by such Customers, together with the initial cash investment, to indicate their election to participate in the Plan.

EXCHANGE shall mean the New York Stock Exchange.

MARKET PRICE for shares originally issued by Enova under the Plan shall mean the average of the highest and lowest prices of Enova's Common Stock on the composite tape as published in the Western Edition of The Wall Street Journal for a Pricing Date. If the
Exchange is open on the Pricing Date but no trading occurs in Enova's Common Stock, the Market Price will be the average of the bid and asked prices on that date. Should the Exchange be closed on any Pricing
Date, the average of the highest and lowest prices on the most recent preceding trading date will be used as the Market
Price. Market Price for shares purchased under the Plan on the open market shall mean the weighted average acquisition price of all shares acquired by the Plan for the Pricing Date in question.

PARTICIPANT shall mean any Shareholder or Customer who has returned an Authorization Card or an Enrollment
Card to First Interstate Bank indicating election to participate in the Plan, and who has been duly enrolled in the Plan by First Interstate Bank.

PLAN shall mean the Common Stock Investment Plan of
Enova.

PRICING DATE shall mean the Dividend Payment Date or, in any month during which a cash dividend is not paid, the fifteenth day of such month.

   SDG&E shall mean San Diego Gas & Electric Company, a subsidiary of Enova Corporation.

SHAREHOLDER shall mean any holder of record of Enova's
Common Stock. Shares are held "of record" by a Participant only when the Participant's name appears on the stock certificate. This indicates that the shares are registered in the Participant's name in Enova's records for its Common Stock.


	ENOVA

	   Enova is the parent company for SDG&E.
SDG&E is an operating public utility engaged
principally in the business of generating, purchasing
and distributing electric energy to approximately 1.1
million customers in San Diego County and a portion of
Orange County, California, and purchasing and
distributing natural gas to approximately    700,000
customers in San Diego County. SDG&E estimates that the population of the territory served as of December 31, 1994, was approximately 3.0 million, of which approximately 1.2 million resided in the City of San
Diego.

	   Enova was incorporated in California in 1994, and was formed to become the parent company for SDG&E
(which was incorporated in California in 1905). The principal offices for Enova are in the Electric
Building, 101 Ash Street, San Diego, California 92101, and the telephone number is (619) 696-2000.

	DESCRIPTION OF THE PLAN

	Enova's Common Stock Investment Plan (Plan) is
described in the following questions and answers.  For
additional information concerning the Plan, you may
telephone    Shareholder Services     at (619) 696-2020
(local), (800) 826-5942 (inside California) or (800)
243-5454 (outside California).


Purpose and Benefits

1.    What is the purpose of the Plan?

	The Plan offers Shareholders a convenient method
of reinvesting their quarterly cash dividends and
investing optional cash investments to purchase
additional shares of Enova's Common Stock.
Additionally, Customers who are not also Shareholders
may join the Plan by making an initial investment of at
least $25 which will be used to purchase shares of
Enova's Common Stock for their Plan accounts, and
thereafter participate in the Plan.  All Common Stock
purchases under the Plan may be made, at Enova's
option, in open market purchases of Common Stock, or
from the newly issued Common Stock, or any combination
of open market purchases and newly issued Common Stock.
When shares are purchased from     Enova, it will
receive additional funds needed for general corporate
purposes.       See "Use of Proceeds."

2. What are the advantages and disadvantages of participating in the Plan?

	The Plan offers Participants the following benefits:

	A.	Advantages to existing Shareholders:

    	Cash dividends on their shares of Common Stock may be automatically reinvested in additional shares of Common Stock for their Plan accounts;

		A percentage of the cash dividends on shares registered in their names (i.e., shares for which they hold certificates outside their Plan accounts) may be designated for the purchase of additional shares for their Plan accounts, while cash dividends on the balance of the shares registered in their names will continue to be received by check.

	B.	Advantages to Customers who are not
Shareholders:

		   The Plan may be joined by making an
initial investment of as little as $25. This low minimum investment enables Customers to more easily invest in the parent company (Enova) of their utility company (SDG&E).

	C.    Advantages to all Participants:

		Cash dividends on all shares of Common Stock in their Plan accounts will be automatically fully reinvested to purchase additional shares of Common
Stock for their Plan accounts at the Market Price;

		Optional cash investments may be made for the purchase of additional shares of Common Stock for their Plan accounts at the Market Price;

		Enova pays all costs associated with
purchases made under the Plan;

		The cumbersome safekeeping of certificates for shares purchased for their accounts under the Plan can be avoided, and regular statements regarding purchases and other activities for their Plan accounts will be provided to simplify their own record keeping.
Moreover, the requirement that Enova withhold tax on cash dividends does not apply to any dividends reinvested under the Plan. See Question 28.

	D.	Disadvantages to all Participants:

		A Participant is restricted in the timing of making optional or initial cash investments. See
Question 16. In addition, due to the administrative delay in exiting the Plan, a Participant is restricted in the timing of selling shares held in his or her Plan account. See Question 25.

Participation

3.	Who is eligible to participate in the Plan?

	Any Shareholder is eligible to participate. In addition, all of SDG&E's Customers are eligible to join the Plan by making an initial investment as described under Question 4, and thereafter to participate in the Plan.

	Beneficial owners of Enova's Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, clearing associations, banks and other nominees or trustees, may become holders of record (i.e., Shareholders) by having their shares transferred into their own names.
Depending on the policies and procedures of individual brokers, clearing associations, banks or other nominees or trustees, beneficial owners may be able to participate in the Plan by requesting that the record holder or holders of shares held for them participate on their behalf. Although Enova will permit such record holders to participate in the Plan on certain terms and conditions which differ from those set forth in this Prospectus, Enova makes no guarantee they will choose to do so. In addition, participation in the Plan through brokers, clearing associations, banks and other nominees or trustees may be on additional or different terms and conditions than those set forth in this Prospectus, and may involve certain additional costs, in which case the terms and conditions set forth by each broker, clearing association, bank or other nominee or trustee shall govern.

4.	How may a person join the Plan?

	Shareholders may join the Plan by completing an Authorization Card and an IRS Form W-9 provided by
Enova or by First Interstate Bank and sending them to First Interstate Bank, Dividend Reinvestment Service,
P.O. Box 4326, Woodland Hills, California 91365, telephone (800) 307-7343.

	Customers who are not Shareholders may join the Plan by completing an Enrollment Card and an IRS Form
W-9 provided by Enova or First Interstate Bank and sending them to First Interstate Bank at the foregoing address.

	    Forms may be provided from time to time by mail to Shareholders and Customers, and will also be furnished on written request to Enova Corporation, Shareholder Services, P.O. Box 129400, San Diego,
California 92112, or by telephone request to Shareholder Services at (619) 696-2020 (local), (800)
826-5942 (inside California) or (800) 243-5454 (outside
California).

	Shareholders who select either of the dividend reinvestment options described under Question 7 below are not required to send any payment with the Authorization Card. An optional cash investment may, however, be made at such time. See Question 18. A
Shareholder who wants to participate in the Plan while continuing to receive full cash dividends on all shares of Common Stock registered in the Shareholder's name may join the Plan by making an optional cash investment of at least $25, up to a maximum of $25,000, at the time the original Authorization Card is returned. All joint owners must sign the Authorization Card.
Customers of SDG&E who are not also Shareholders may become Participants in the Plan only by making an initial cash investment of at least $25 when the Enrollment Card is returned. The maximum investment which may be made upon joining the Plan is $25,000.

5.	When may a person join the Plan?

	The Plan may be joined at any time by submitting an Authorization Card or Enrollment Card in the manner described under Question 4 above. If an Authorization
Card of a Shareholder specifying one of the dividend reinvestment options provided under the Plan is received by First Interstate Bank on or before the Dividend Record Date (approximately 35 days in advance of the Dividend Payment Date), the dividend will be invested in additional shares of Common Stock in accordance with the investment instructions contained therein. See Question 14. If the Authorization Card is received in the period between any Dividend Record
Date and Dividend Payment Date, that dividend will be paid in cash and the Shareholder's initial dividend reinvestment will be delayed until the following dividend. The initial purchase of Common Stock for a Customer who is not a Shareholder will be made on the first Pricing Date for optional and initial cash investments following the receipt of the Customer's
Enrollment Card by First Interstate Bank. The next cash dividend on the shares purchased with the initial investment will automatically be fully reinvested to purchase additional shares of Common Stock for the new
Participant's Plan account at the Market Price.  See
Question 15.

6.	What does the Enrollment Card provide?

	The Enrollment Card allows Customers who are not Shareholders to enroll and participate in the Plan. By returning an executed Enrollment Card to First
Interstate Bank with an initial cash investment of at least $25, up to a maximum of $25,000, the Customer appoints First Interstate Bank as his or her agent and directs First Interstate Bank to establish a Plan account for the Customer and apply the initial investment to the purchase of Common Stock for the Customer's Plan account. Shares of Common Stock purchased for the Customer's Plan account will not be registered in the Customer's name, but will be registered in the name of First Interstate
Bank or one of its nominees, such as Stone & Co., as agent for Participants in the Plan. See Questions 12,
22 and 37.

	Dividends on all shares held in the Customer's
Plan account will be automatically reinvested in additional shares of Common Stock for the Customer's
Plan account at the Market Price. Once a Customer becomes a Participant in the Plan, all provisions, benefits and requirements of the Plan become applicable to the Customer. Should the Customer subsequently acquire additional shares registered in his or her name, or withdraw shares from his or her Plan account, a separate Authorization Card must be returned to First
Interstate Bank to indicate how the Customer wishes dividends on such shares to be reinvested under the Plan. See Questions 7 and 9.

7.	What does the Authorization Card provide?

	The Authorization Card allows Shareholders to indicate how they wish to participate in the Plan. By completing the appropriate instructions on the Authorization Card, Shareholders may indicate whether they want to reinvest their cash dividends under either of the following reinvestment options:

	Full Dividend Reinvestment:

	All cash dividends on all shares of Common Stock registered in the Shareholder's name or held in the Shareholder's Plan account will be automatically paid to First Interstate Bank, which will apply such dividends to purchase additional shares of Common Stock at the Market Price for the Shareholder's Plan account.

	Partial Dividend Reinvestment:

	All cash dividends on a specified percentage of the shares registered in the Shareholder's name will be automatically paid to First Interstate Bank, which will apply such dividends to the purchase of additional shares of Common Stock for the Shareholder's Plan account at the Market Price. The Shareholder will continue to receive all cash dividends on those shares registered in the Shareholder's name which are not designated for reinvestment, as declared and paid, by check. Partial dividend reinvestment is not available for shares held in the Shareholder's Plan account.

	A Shareholder who does not want dividends on any of the shares registered in the Shareholder's name to be reinvested under the Plan may nevertheless indicate on the Authorization Card the desire to make optional cash investments as described under Question 18, and may join the Plan in the manner described under Question 4.


	As noted above, partial dividend reinvestment does not apply to shares held in a Shareholder's Plan account. Cash dividends on all shares of Common Stock held under the Plan, whether purchased with reinvested dividends or with optional cash investments and including any shares transferred by the Shareholder to the Shareholder's Plan account as described under Question 31, will automatically be fully reinvested in additional shares of Common Stock. If a Shareholder desires to discontinue the automatic reinvestment of cash dividends on some portion of the shares held in his or her Plan account, the Shareholder may withdraw any whole number of such shares from the Plan and be issued certificates therefor which would be registered in the Shareholder's name. See Questions 22 and 24.
Thereafter, cash dividends on such shares held outside the Plan account would be reinvested in accordance with the Shareholder's dividend reinvestment option then in effect. See Question 10.

	The Authorization Card appoints First Interstate
Bank agent for the Shareholder and directs Enova to pay
First Interstate Bank all cash dividends on shares of Common Stock registered in the Shareholder's name or held in the Shareholder's Plan account which are to be reinvested in accordance with the dividend reinvestment option selected. The Authorization Card also directs
First Interstate Bank to purchase shares of Common
Stock
for the Shareholder's Plan account with all cash dividends received by First Interstate Bank for reinvestment and with any optional cash investments made by the Shareholder.

8.	What does the Automatic Investment Authorization
Card provide?

	The Automatic Investment Authorization Card allows
Participants to make automatic monthly cash investments of a specified amount (not less than $25 per month up to a total of $25,000 per quarter) through an automatic withdrawal from a predesignated U. S. bank account.

	To initiate automatic monthly deductions, the Participant must complete and sign the Automatic
Investment Authorization Card and return it to First
Interstate Bank. Cards will be processed and will become effective as promptly as practicable.

	Once automatic monthly deductions are initiated, funds will be drawn from the Participant's designated bank account two business days prior to each Pricing
Date, and will be applied to the purchase of Common
Stock for the Participant's Plan account on such Pricing Dates. See Question 15.

	Participants may change or terminate automatic monthly deductions by completing and signing a new
Automatic Investment Authorization Card and returning it to First Interstate Bank. To be effective with respect to a particular Pricing Date, however, the new
Enrollment Card must be received by the Bank five business days prior to such Pricing Date.

9. What happens if a Participant who is reinvesting the Cash Dividends on all or a part of his or her Shares of Common Stock sells or transfers a portion of such shares? What if the Participant acquires additional shares in the Open Market or otherwise?

	If a Participant who is reinvesting cash dividends on all of his or her shares disposes of a portion of such shares, First Interstate Bank will continue to reinvest the cash dividends on the remainder of the shares. If additional shares are acquired and are registered in the Participant's name exactly as it is specified on his or her Authorization Card or Enrollment Card, the original authorization to reinvest dividends on all shares will include the new shares, unless the Participant changes the investment option selected.

	If a Participant who is reinvesting cash dividends on part of the Participant's shares held outside of the Plan disposes of a portion of such shares, First
Interstate Bank will continue to reinvest the cash dividends on that percentage of the remainder of the shares registered in the Participant's name which was specified on the Participant's Authorization Card or Enrollment Card. For example, if a Participant authorized First Interstate Bank to reinvest the cash dividends on 50 percent of the shares registered in the Participant's name, at a time when the Participant held a total of 100 shares, and then the Participant disposed of 20 of these shares, First Interstate Bank would continue to reinvest the cash dividends on 40 of the remaining 80 shares. Similarly, if the Participant who authorized reinvestment of dividends on 50 percent of the shares registered in the Participant's name acquired an additional 50 shares, or transferred 50 shares out of the Participant's Plan account as described under Question 7, making a new total of 150 shares held outside the Participant's Plan account, First Interstate Bank would reinvest dividends on 75 shares.

	The reinvestment options described under Question
7 would continue until the Participant changed the investment option selected. See Question 10.

10. How may a Participant change options under the Plan?

	A Participant may change investment options previously selected at any time by requesting a new
Authorization Card and returning it to First Interstate
Bank, Dividend Reinvestment Service, Box 4326, Woodland
Hills, California 91365, telephone (800) 307-7343. All joint owners must sign. Any change in options with respect to reinvestment of dividends must be received by First Interstate Bank on or before the Dividend
Record Date in order for the change to be effective with respect to such dividend. See Question 14.

Costs

11.  What costs do participants pay?

	Participants will incur no brokerage commissions or service charges for purchases made under the Plan.
All costs of administration of the Plan will be paid by Enova, except for (1) a Bank charge, currently $2.50, for each withdrawal of full-share certificates from continuing Plan accounts, (2) a Bank charge, currently
$2.50, plus any applicable brokerage commission or other costs upon sale of shares by First Interstate
Bank on termination of a Plan account, and (3) a Bank charge, currently $2.50, for any transfer of a Participant's directly held shares to the Participant's
Plan account.  See Questions 22, 25 and 31.


Administration

12.  Who administers the Plan for the Participants?

	The Bank administers the Plan and acts as agent for the Participants. See Question 37. Should First
Interstate Bank resign or be discharged, another agent would be asked to serve.


Purchases

13.   Will the Plan purchase Shares in the Open Market?

	All Common Stock purchases under the Plan may be made, at Enova's option, in open market purchases of Common Stock, or from newly issued Common Stock, or any combination of open market purchases and newly issued
Common Stock.

14.   When will Dividends be reinvested?

	Purchases of Common Stock with reinvested
dividends will be made as of the Dividend Payment Date.
That date is the Pricing Date for reinvested dividends.
The Common Stock    is expected to pay     dividends on
the fifteenth day of the months of January, April, July and October. See Question 15. Shares representing purchases under the Plan of newly issued Common Stock may, for administrative purposes, be issued by Enova on or as of a date up to one week after the related
Pricing Date. Shares purchased under the Plan on the open market may be acquired over a period of a few days before and after the related Pricing Date.

15. When will optional or initial cash investments be used to purchase Common Stock?

	Optional and initial cash investments will be invested once each month, in order to minimize accumulation of uninvested funds. In any month in which a cash dividend on Common Stock is paid, optional and initial cash investments will be invested as of the Dividend Payment Date. In other months, optional and initial cash investments will be invested as of the fifteenth day of the month.

	On written request, a Participant may receive the return of any optional cash investment if the request is received by First Interstate Bank no later than the second business day before such payment is to be invested.

	As in the case of shares purchased with reinvested dividends, for administrative purposes, when purchasing shares from newly issued Common Stock, Enova may issue shares purchased with optional or initial cash investments on or as of a date up to one week after the related Pricing Date. Shares purchased under the Plan on the open market may be acquired over a period of a few days before and after the Pricing Date. See
Question 14.

	No interest will be paid on optional or initial cash investments held by First Interstate Bank.
Therefore, Participants are encouraged to mail their optional and initial cash investments so as to reach
First Interstate Bank as close to but not later than two business days before an investment date. All such payments received by First Interstate Bank on or after an investment date will be held for investment in the following month.

16.  What price will Participants pay for such Shares?

	The price at which shares will be purchased with reinvested dividends or optional and initial cash investments will be the Market Price. It should be recognized that, since investment prices are determined as of the dates specified in Questions 14 and 15, a Participant loses any advantage otherwise available from being able to select the timing of his or her investment.

17.  How many Shares will be purchased for
Participants?

	The number of shares to be purchased for each Participant depends upon the amount of dividends payable, and whether full or partial reinvestment thereof has been selected, the amount of optional or initial cash investments made, and the Market Price of the Common Stock. The total amount to be invested will be used to purchase as many full and fractional shares to three decimal places as can be purchased at the Market Price determined as described under Question 16.
The requirement that Enova withhold a portion of cash dividends, as required by the Internal Revenue Code, does not apply to any dividends reinvested under the Plan. Where dividends payable to foreign Participants are subject to income tax withholding, only the remainder of such dividends will be reinvested in additional shares. See Question 28.

18. What are the limitations on optional cash investments?

	Any Participant may make optional cash investments under the Plan in a minimum amount of $25 per payment, or in whole dollar increments up to a maximum of $25,000 in any calendar quarter. Such funds must be received by First Interstate Bank at least two business days prior to the date on which they will be invested.
See Question 15.  Only properly executed Automatic
Investment Authorization forms, checks or money orders made payable to First Interstate Bank should be remitted. The entire amount of such payments will be invested in full and fractional shares of Enova's
Common Stock to three decimal places. Any amount received of less than $25 per payment or in excess of $25,000 per calendar quarter will be promptly returned to the Participant. The total of optional and initial cash investments during the calendar quarter in which a Participant joins the Plan cannot exceed $25,000.

	There is no obligation to make any cash
investments, the same amount of money need not be sent for each optional cash investment, and there is no obligation to make an optional cash investment every month unless the participant has authorized automatic withdrawal of funds from his or her U.S. bank by signing an Automatic Investment Authorization Card.
See Questions 8 and 30.


Statements/Reports

19. When and how will Participants be advised of their purchase of Common Stock?

	As soon as practical after each purchase for a Participant's Plan account, a statement will be mailed by First Interstate Bank to the Participant advising the Participant of the investment and summarizing all investment activity for the year to date. These statements are the Participant's continuing record of cost information and should be retained for tax purposes.

20. What other communications will a Participant receive?

	In addition to a copy of this Prospectus, each
Participant will receive copies of any amendments or
supplements hereto in which modifications are made to
the Plan, copies of Enova's    interim     and annual
reports and proxy statements, and tax notices covering both directly-held shares and shares held in the Participant's Plan account. However, Participants will not receive duplicate mailings where the same materials are furnished as a result of their direct ownership of shares. In addition, where more than one Participant has the same address, only one copy of certain materials will be sent to that address if Participants to whom such materials are not sent agree thereto in writing. See Question 27 for a description of a year-end statement which each Participant will receive on an annual basis regarding dividends paid on all shares held in the Participant's Plan account.


Dividends

21. Will Participants be credited with dividends on shares held in their account under the Plan?

	Yes. Enova pays dividends, as declared, to the record holders of all of its Common Stock. As the record holder for Participants, First Interstate Bank
(or its nominee) will receive dividends for all Plan shares held of record by it. It will credit such dividends to Participants on the basis of full and fractional shares held in their accounts, and will reinvest such dividends in additional shares (to the third decimal point) at the Market Price.

	Shares purchased through optional and initial cash investments made in any quarter, up to and including the Dividend Record Date for that quarter, will normally be entitled to any dividend payable at the end of that quarter. See Question 15.


Certificates

22.  Are Certificates issued for the shares purchased?

	Certificates will be issued by Enova to First
Interstate Bank to hold for the Plan accounts of
Participants.  This provides protection against loss,
theft or inadvertent destruction of stock certificates
and facilitates the ownership of fractional shares by
Participants.  No certificates will be issued to a
Participant for shares in the Participant's Plan
account unless he or she so requests First Interstate
Bank in writing or until his or her account is
terminated.  At any time, a Participant may request
First Interstate Bank to send the Participant's
certificates for any full shares credited to the
Participant's Plan account.  Such requests will be
handled by First Interstate Bank at a charge, currently
$2.50, to the Participant.   Certificates for
fractional shares will not be issued under any circumstances.

23. What happens to the fractional shares when the Plan is terminated, or when a Participant requests a Certificate for whole shares but wishes to either remain in the Plan or terminate the Participant's
Account under the Plan?

	As long as a Participant remains in the Plan and owns, either directly or under his or her Plan account, one full share, any fractional share balance will continue to be maintained to the credit of the Participant's account.

	When a Participant's account is terminated or if Enova terminates the Plan, a cash adjustment representing the fractional share will be mailed directly to the Participant. The cash payment will be made by First Interstate Bank based on the market value of the shares of Enova's Common Stock at the time of termination.

24. In whose name will Certificates for whole shares be issued?

	Each Plan account of a participating Shareholder will be maintained in the name in which shares held of record by the Shareholder are registered. The Plan account of a participating Customer will be maintained in the name specified on the Enrollment Card when Plan participation began. Consequently, certificates for full shares will be similarly registered when issued.

	Upon written request, certificates can also be registered in names other than that of the Participant, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes.


Termination of Participant's Account

25.  When may a Participant terminate his or her Plan
Account?

	A Participant can terminate an account at any time by written notice to First Interstate Bank of California, Dividend Reinvestment Service, P.O. Box
4326, Woodland Hills, California 91365. However, the notice must be received by First Interstate Bank at least 15 days prior to a Dividend Record Date in order to make the termination effective by that Dividend
Record Date. Termination notices received less than 15 days prior to a Dividend Record Date, but prior to a Dividend Payment Date, will be processed as soon as practical on or after the Dividend Payment Date. In some instances, shares can be obtained more quickly if a Participant withdraws from their account a portion of their shares (see Question 22) and subsequently terminates the remaining balance, rather than terminating the full account at one time.

	Upon such termination, the Participant will receive (a) cash for any fractional share held in his or her account, and (b) a certificate for all full shares held in the Participant's account. A terminating Participant may request First Interstate
Bank to sell all full shares held in the Participant's
Plan account. If a Participant requests the sale of the Participant's Plan shares, First Interstate Bank will promptly sell the full shares on the open market and pay the Participant the proceeds of the sale less a handling charge, currently $2.50, and any applicable brokerage commission or service charge. Such a request must be in writing. If the proceeds from sold shares are to be delivered to someone other than the Participant, the written request to First Interstate
Bank must include a signature guarantee by an eligible institution such as a bank, credit union or broker which is a member of or a participant in a signature medallion program.

	Whenever a Participant no longer owns shares directly and owns less than one full share under the Plan, First Interstate Bank is authorized to terminate the Participant's Plan account and send the Participant a cash settlement as outlined under Question 23 for his or her fractional share.


Rejoining the Plan

26. When may a shareholder or customer rejoin the Plan?

	Generally, a Shareholder or Customer may again become a Participant at any time. However, Enova reserves the right to reject any Authorization Card or Enrollment Card from a previous Participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.


Tax Consequences of Plan Participation

27. What are the Federal income tax consequences of participation in the Plan?

	Dividends which are reinvested in Common Stock under the Plan will be treated, for Federal income tax purposes, as ordinary income in the form of taxable stock distributions rather than as cash dividends. A
Participant whose dividends are reinvested under the Plan will therefore be treated as having received, as a dividend, an amount equal to the fair market value on the Dividend Payment Date of the shares acquired by the Participant through such reinvestment. That value will be based on the Market Price for the Common Stock. The
Participant's year-end statement will indicate the total amount of dividends paid on shares held for the Participant's Plan account. Enova will send a separate statement reporting dividends paid on all shares registered in the Participant's name on the books of Enova.

The tax basis for Common Stock purchased with reinvested dividends will be based upon the Market
Price of the shares so purchased (the tax basis will also be equal to the amount of reinvested dividends).
The tax basis of shares purchased with any initial or optional cash investment will be based upon the Market
Price of the shares so purchased (the tax basis will also be equal to the amount of the initial or optional cash investment).

	A Participant's holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares.

	Brokerage commissions paid by Enova on purchases made by a Participant are includable in dividend income and will be reported to the Internal Revenue Service and on the Participant's statements. Such amounts reported as income are also treated as increases in the tax basis of the associated purchased shares.

	A Participant who receives, upon termination of the Participant's Plan account, a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. See Questions 23 and 25.
Gain or loss will also be realized by the Participant when whole shares are sold pursuant to the Participant's request upon withdrawal from the Plan
(see Question 25) or when whole shares are sold or exchanged by the Participant after the shares have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares or fraction of a share, and the tax basis thereof.

	Participants are advised to consult their own tax advisor.

28. Are there any Federal income tax benefits applicable to reinvestment of dividends?

	Federal income tax withholding is not applicable to dividends reinvested under the Plan. The statutory withholding rate will be applied to cash dividends which are not reinvested under the Plan. A statutory or treaty withholding rate will be applied to foreign
Shareholders' cash dividends before they are paid or reinvested under the Plan. Any amount withheld will be shown on the information return and statement issued by Enova and First Interstate Bank to each Shareholder.

29. What are the state income tax consequences of participation in the Plan?

	State income tax consequences vary from
jurisdiction to jurisdiction, and are not necessarily the same as Federal income tax consequences.
Participants should consult their own tax advisor concerning state income tax treatment.


Other Information

30. Is a Participant obligated to make optional cash investments?

	No. While the optional cash investment feature offers an opportunity to increase ownership under favorable terms, it is intended to be voluntary only and a Participant is not required to make such cash investments.

31. What is the effect on a Participant's Plan account if the Participant transfers all shares registered in the Participant's name held outside the Participant's
Plan account?

	None, as long as the Participant has at least one full share in his or her Plan account. Dividends on Plan shares and any optional cash investments would continue to be invested under the Plan in additional shares of Common Stock for the Participant's Plan account. A Participant who desires to avoid the responsibility for safekeeping of certificates for shares registered in his or her name, or to eliminate the necessity of keeping separate records with respect to such shares, may elect to transfer all of his or her directly-held shares to the Participant's Plan account.
Such a transfer would be subject to a Bank handling fee, currently $2.50. Once transferred to the Participant's Plan account, however, all dividends on all of such shares will automatically be reinvested in additional shares of Common Stock for the Participant's Plan account at the Market Price, and any previous instruction for partial dividend reinvestment with respect to the shares so transferred will no longer be in effect.

	If a Participant in the Plan determines to dispose of all of the Participant's interest in Enova, the Participant must separately arrange with First
Interstate Bank to dispose of the Participant's shares held in the Plan as described in Question 25. The transfer of stock certificates representing directly-held shares will have no effect on shares held in a Participant's Plan account except where the Participant's Plan account has less than one full share.

32. What limitations are imposed on the Participant with regard to the assets held by First Interstate Bank under the Plan?

	The Participant shall have no right to draw checks or drafts against the Participant's Plan account or to give instructions to First Interstate Bank in respect to any shares or cash held therein except as expressly provided herein. Also, the Participant cannot assign the shares held in the Participant's Plan account as collateral but must request delivery of a certificate for the Participant's full shares as provided in Question 22.

33. If Enova has a common stock rights offering, how will the rights on Plan shares be handled?

	Warrants representing the rights on all Plan shares registered in the name of First Interstate Bank
(or its nominee) will be issued to First Interstate
Bank. The Bank will sell such rights, credit each Participant's account in proportion to the full and fractional shares held therein on the record date for such rights, and apply the proceeds to the purchase of additional shares. Participants who wish to exercise stock purchase rights on the Plan shares must request, five business days prior to the record date for any such rights, that First Interstate Bank forward to him or her a certificate for full shares as provided in Question 22.

	Warrants representing rights on shares held directly by Participants will be mailed directly to them in the same manner as to Shareholders not participating in the Plan.

34. What happens if Enova issues a stock dividend or declares a stock split?

	Any stock dividends or split shares distributed by Enova on shares held in the Plan will be credited to the Participant's Plan account. Stock dividends or split shares distributed on shares held directly by Participants will be mailed directly to them in the same manner as to Shareholders not participating in the Plan.

35. How will a Participant's Plan shares be voted at annual or special meetings of shareholders?

	Shares held in the Plan for a Participant will be voted as the Participant directs.

	If the Participant has directly owned shares registered in the Participant's name, the Participant will receive a proxy card covering both the Participant's directly-held shares and the shares held in the Participant's Plan account. If the Participant does not have directly owned shares registered in the Participant's name, the Participant will receive a proxy card covering the Participant's Plan shares. In either case, all of the Participant's shares will be voted in accordance with the Participant's proper instructions.

	If no instructions are indicated on a properly signed and returned proxy card, all of the Participant's shares (whether owned directly or held in the Plan) will be voted in accordance with the recommendations of Enova's Board of Directors. If the proxy card is not returned, the Participant's shares may be voted only if the Participant or the Participant's duly appointed representative votes in person at the meeting.

36.  May the Plan be changed or discontinued?

	While Enova hopes to continue the Plan
indefinitely, Enova reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Any suspension, termination or modification will be announced to participating Shareholders prior to its effective date.

37.  What is the responsibility of First Interstate
Bank as agent for Participants under the Plan?

	The Bank receives the Participant's dividends which are to be reinvested and all initial and optional cash investments, invests such funds in additional shares of Enova's Common Stock for the Participant's
Plan accounts, maintains continuing records of each Participant's Plan account, holds in a nominee name all shares purchased for Participants, and advises
Participants as to all transactions in and the status of their Plan accounts.

	All notices from First Interstate Bank to a Participant will be addressed to the Participant at the last address of record with First Interstate Bank.
Participants should notify First Interstate Bank promptly in writing of any change of address.

	In performing its duties under the Plan, First
Interstate Bank shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death. This provision does not affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

38. Who bears the risk of market price fluctuations in Enova's Common Stock?

	A Participant's investment in shares held in his or her Plan account is no different than investment in directly-held shares in this regard. The Participant bears the risk of loss and the benefits of gain from market price changes with respect to all of his or her shares.

	Neither Enova nor First Interstate Bank can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

39. What has been the level of participation in the Plan?

   	At March 31, 1995, 28,752 record holders of
SDG&E's Common Stock, or approximately 40.9 percent of all holders of record of SDG&E Common Stock, were Participants in the Plan. From October 15, 1976 (the date of the first dividend payment which could be reinvested) through April 30, 1995, Plan Participants had purchased 19,499,283 shares of SDG&E Common Stock through the Plan.


	USE OF PROCEEDS

	   The net proceeds from the sale by Enova of newly issued shares of Common Stock pursuant to the Plan will be added to working capital and may be used for any valid corporate purposes. Enova is unable to estimate the number of shares of its Common Stock that ultimately will be sold by Enova pursuant to the Plan or the prices at which such shares will be sold. Enova does not receive any proceeds from shares purchased for the Plan on the open market.

	COMMON STOCK DIVIDENDS AND PRICE RANGE

	   SDG&E has paid dividends on its Common Stock in each year since 1909. Enova became the parent company for SDG&E on January 1, 1996 and each outstanding share of SDG&E Common Stock became one share of Enova Common
Stock at such time. It has generally been the practice of SDG&E, and Enova expects to continue, to pay dividends quarterly on the fifteenth day of January, April, July and October to shareholders of record on the tenth day of the preceding month. On November 27, 1995, SDG&E's Board of Directors declared a quarterly dividend of $0.39 per share to be paid January 15, 1996 to holders of record of SDG&E Common Stock on December
10, 1995. Future dividends to be paid by Enova on its Common Stock will depend on future earnings, cash flow, the financial position of Enova and other factors.

	   Dividends paid in 1995 by SDG&E were fully taxable for Federal income tax purposes. Enova believes that dividends paid in 1996 will also be fully taxable for Federal income tax purposes. See Questions
27 and 28.

	   Enova's Common Stock is listed (and prior to January 1, 1996, SDG&E Common Stock was listed) on the
New York and Pacific Stock Exchanges. The high and low sale prices per share, reported on a composite basis, for SDG&E Common Stock for the periods indicated were as follows:

          HIGH	    		LOW
1992:
1st Quarter22 3/421 1/4
2nd Quarter   23 1/221 1/8
3rd Quarter   25 3/8  23 1/8
4th Quarter   24 1/222 1/2

1993:
1st Quarter26 5/8 23 1/4
2nd Quarter  26 7/8  24 1/2
3rd Quarter   27 3/425 5/8
4th Quarter   27 1/2 23 1/2

1994:
1st Quarter25  21 1/2
2nd Quarter   23 1/4  17 1/2
3rd Quarter   20 7/8  18
4th Quarter   20 1/8  18 5/8

1995:
1st Quarter21 5/819 1/8

2nd Quarter   	22 7/8		  20 1/8
3rd Quarter   23 1/4  20 3/4
4th Quarter(*)	23 7/8  		22 1/8
__________________
*  Through December 13, 1995.

	   The reported last sale price of SDG&E Common
Stock on the New York Stock Exchange on December 13,
1995 was $22 7/8. As of September 30, 1995, the book value of SDG&E's Common Stock was $12.92 per share.

	DESCRIPTION OF CAPITAL STOCK

	   The following is a brief summary of certain of the provisions contained in Enova's Restated Articles of Incorporation (Restated Articles) with respect to its Common Stock, without par value. A copy of the Restated Articles has been incorporated by reference as an exhibit to the Registration Statement. The following summary does not purport to be complete and reference is made to the Restated Articles for a full and complete statement of such provisions.

   DIVIDEND RIGHTS: After payment or setting aside for payment of all dividends and sinking fund payments, if any, on Enova's preferred stock, holders of Common
Stock are entitled to dividends when and as declared out of surplus or net profits of Enova. As of January
2, 1996, Enova had no preferred stock outstanding.
Dividends on the Common Stock, if declared, are payable
(subject to being changed from time to time as the Enova Board of Directors may determine) quarterly on the fifteenth day of January, April, July and October to shareholders of record on the tenth day of the preceding month.

   GENERAL VOTING RIGHTS: Subject to the rights of Enova's preferred stock, if any, the holders of Common
Stock have full voting rights.



   LIQUIDATION RIGHTS: In the event of liquidation, dissolution, or winding up, after payment to the holders of any outstanding Enova preferred stock of the amounts to which they are entitled, all remaining assets shall be distributed to the holders of the Common Stock.



PRE-EMPTIVE, SUBSCRIPTION AND CONVERSION RIGHTS, AND
NON-ASSESSABILITY: The holders of the     Common Stock
     do not have any pre-emptive, subscription or conversion rights, nor are the shares thereof assessable.

TRANSFER AGENT AND REGISTRAR: First Interstate Bank of
California, P.O. Box 54261, Los Angeles, California
90054, telephone (800) 307-7343, and 120 Broadway, 33rd
Floor, New York, New York 10271, is the registrar for the Common Stock.



	EXPERTS

	The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from SDG&E's Annual Report on Form 10-K have been audited by Deloitte & Touche
LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports contain an emphasis paragraph referring to SDG&E's consideration of alternative strategies for Wahlco Environmental Systems, Inc.), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	   The following documents filed by Enova and/or
SDG&E with the Commission are incorporated by reference in this Prospectus:

	1.	SDG&E's Annual Report on Form 10-K for the
year ended December 31, 1994;

	2.	Pages 2 to 15 of the Proxy
Statement/Prospectus of SDG&E and Enova distributed to shareholders of SDG&E in connection with the 1995
Annual Meeting of SDG&E (except "Report of Executive
Compensation Committee");

	3.	SDG&E's Quarterly Reports on Form 10-Q for
the quarters ended March 31, 1995, June 30, 1995 and
September 30, 1995;

	4.	SDG&E's Current Reports on Form 8-K filed on
April 3, 1995, May 30, 1995 and December 8, 1995;

	5.	Enova's Quarterly Reports on Form 10-Q for
the quarters ended March 31, 1995, June 30, 1995 and
September 30, 1995; and

	6.	Enova's Current Report on Form 8-K filed on
December 8, 1995.

	All documents subsequently filed by Enova with the Commission pursuant to Sections 13(a), 13(c), 14 or
15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus.

	Enova hereby undertakes to provide without charge
to each person to whom a copy of this Prospectus has
been delivered, on the written or oral request of any
such person, a copy of any or all of the documents
referred to above which have been or may be
incorporated in this Prospectus by reference, other
than exhibits to such documents unless such exhibits
are specifically incorporated by reference into the
information incorporated herein by reference. Such
requests should be directed to    Shareholder Services    ,
Enova Corporation, P.O. Box 1831, San Diego, California
92112, telephone (619) 696-2020 (local), (800) 826-5942
(inside California), (800) 243-5454 (outside
California).

	NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE  ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
ENOVA. SUBJECT TO ANY DUTIES AND OBLIGATIONS UNDER
APPLICABLE SECURITIES LAWS TO UPDATE  INFORMATION
CONTAINED OR INCORPORATED BY REFERENCE HEREIN,  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF     ENOVA OR SDG&E       SINCE THE DATE OF
THE PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR
IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION
IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

	PART II
	INFORMATION NOT REQUIRED IN PROSPECTUS



Item 15.  Indemnification of Directors and Officers.

	Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Restated Articles of Incorporation and the Bylaws of the Registrant eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of Registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under
California law. The Registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

Item 16.  Exhibits.



	See Exhibit Index.

Item 17.  Undertakings.

	(a)	The undersigned Registrant hereby undertakes:

(1) 	To file, during any period in which
offers or sales are being made, a post-effective amendment to this Registration Statement:

		   (i)	To include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933;

		  (ii)	To reflect in the prospectus any
facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
and

		 (iii)	To include any material information
with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

		Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration
Statement.

(2)	  That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The Registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section
15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

	    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-
Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 18, 1995.

    ENOVA CORPORATION


By:	 */s/ Thomas A. Page
   ------------------------
     Thomas A. Page
     Chairman of the Board, Chief Executive Officer and
        President



	Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title               Date


Principal Executive Officer:

*/s/ Thomas A. Page     Chairman of the Board,   December 18, 1995
----------------------  Chief Executive Officer,
Thomas A. Page          President and Director

Principal Financial Officer:

*/s/ David R. Kuzma    Senior Vice President and  December 18, 1995
---------------------  Chief Financial Officer
David R. Kuzma


Principal Accounting Officer:

*/s/ Frank H. Ault     Vice President,            December 18, 1995
---------------------  Controller
Frank H. Ault


Directors (other than Mr. Page):

*/s/ Richard C. Atkinson     Director             December 18, 1995
---------------------------
Richard C. Atkinson

  */s/ Ann Burr              Director             December 18, 1995
---------------------------
Ann Burr

*/s/ Richard A. Collato      Director             December 18, 1995
---------------------------
Richard A. Collato

*/s/ Daniel W. Derbes        Director             December 18, 1995
---------------------------
Daniel W. Derbes

*/s/ Catherine T. Fitzgerald  Director           December 18, 1995
------------------------------
Catherine T. Fitzgerald

*/s/ Robert H. Goldsmith      Director          December 18, 1995
-----------------------------
Robert H. Goldsmith

*/s/ William D. Jones         Director          December 18, 1995
-----------------------------
William D. Jones

*/s/ Ralph R. Ocampo          Director          December 18, 1995
----------------------------
Ralph R. Ocampo

*/s/ Thomas C. Stickel        Director          December 18, 1995
----------------------------
Thomas C. Stickel


*	By:   /s/ David R. Clark
        ---------------------
         Attorney-in-Fact

	   EXHIBIT INDEX	These Exhibits are numbered in
accordance with the Exhibit Table of Item 601 of Regulation S-K.


	Exhibit

	2.0	Agreement of Merger (incorporated by
reference to the Registration Statement onForm 8-B/A of the Registrant (No. 001-11439) (Exhibit 2.0).

	3.1	Restated Articles of Incorporation of the
Registrant (incorporated by reference to the Registration Statement on Form 8-B/A of the Registrant
(No. 001-11439) (Exhibit 3.1).

	3.2	By-Laws of the Registrant (incorporated by
reference to the Registration Statement on -Form 8-B/A of the Registrant (No. 001-11439) (Exhibit 2.0).

*	5  	Opinion and Consent of Nad A. Peterson.

	23.1	Consent of Deloitte & Touche LLP.

*23.2Consent of Nad A. Peterson, Esq.

	24.1	Power of Attorney of the Registrant's Board
      of Directors.

*24.2Resolutions of the Registrant's Board of Directors.

	24.3	Power of Attorney of the Registrant's Board
      of Directors.

*	28	 Section 317 of the California Corporations
      Code (Registration No. 2-77238, Exhibit 28,
      incorporated herein by reference).
__________________
*  Previously filed.